EXHIBIT 10.4

 FAIRWIND ENERGY EMPLOYMENT CONTRACT

THIS AGREEMENT, made as of the 15th day of May, 2014.

Between: FairWind Energy, Inc., a company incorporated pursuant to the laws of Nevada (hereinafter referred to as "the Employer")

-- and --

Martin Wang,

 of Mission Viejo, CA
(hereinafter referred to as "the Employee")

1.	Term of Employment

The employment of the Employee shall commence the date hereof and continue for an indefinite term until terminated in accordance with the provisions of this agreement.

2.	Probation

The parties hereto agree that the initial six (6) month period of this agreement is "probationary" in the following respects:

a.	the Employer shall have an opportunity to assess the performance, attitude, skills and other employment-related attributes and characteristics of the Employee;

b.	the Employee shall have an opportunity to learn about both the Employer and the position of employment;

c.
either party may terminate the employment relationship at any time during the initial six month period without advance notice or justifiable reason, in which case there will be no continuing obligations of the parties to each other, financial or otherwise.

3.	Compensation and Benefits

In consideration of the services to be provided by him hereunder, the Employee, during the term of his employment, shall be paid a base salary of $60,000/year in equal monthly installments, in arrears, less applicable statutory deductions. In addition, the Employee is entitled to receive benefits in accordance with the Employer's standard benefit package, as amended from time to time.

4.	Duties and Responsibilities

The Employee shall be employed in the capacity of Vice President, the current duties and responsibilities of which are set out in Schedule "A" annexed hereto and forming part of this agreement. These duties and responsibilities may be amended from time to time in the sole discretion of the Employer, subject to formal notification of same being provided to the Employee.

5.	Termination of Employment

Subsequent to completion of the probationary term of employment referred to in paragraph 2 herein, the Employer may terminate the employment of the Employee at any time:

a.	for just cause at common law, in which case the Employee is not entitled to any advance notice of termination or compensation in lieu of notice;

b.	without just cause, in which case the Employer shall provide the Employee with advance notice of termination or compensation in lieu of notice equal to:

1 month plus 2 weeks per year of completed service with the Employer, to a maximum of fifteen (15) months.

The Employee may terminate his employment at any time by providing the Employer with at least eight (8) weeks advance notice of his intention to resign.

6.	Restrictive Covenant

Following the termination of the employment of the Employee by the Employer, with or without cause, or the voluntary withdrawal by the Employee from the Employer, the Employee shall, for a period of one year following the said termination or voluntary withdrawal refrain from either directly or indirectly soliciting or attempting to solicit the business of any client or customer of the Employer for his own benefit or that of any third person or organization, and shall refrain from either directly or indirectly attempting to obtain the withdrawal from the employment by the Employer of any other Employee of the Employer having regard to the same geographic and temporal restrictions. The Employee shall not directly or indirectly divulge any financial information relating to the Employer or any of its affiliates or clients to any person whatsoever.

7.	Confidentiality

The Employee acknowledges that, in the course of performing and fulfilling his duties hereunder, he may have access to and be entrusted with confidential information concerning the present and contemplated financial status and activities of the Employer, the disclosure of any of which confidential information to competitors of the Employer would be highly detrimental to the interests of the Employer. The Employee further acknowledges and agrees that the right to maintain the confidentiality of such information constitutes a proprietary right which the Employer is entitled to protect. Accordingly, the Employee covenants and agrees with the Employer that he will not, during the continuance of this agreement, disclose any of such confidential information to any person, firm or corporation, nor shall he use same, except as required in the normal course of his engagement hereunder, and thereafter he shall not disclose or make use of the same.

8.	Assignment

This agreement shall be assigned by the Employer to any successor employer and be binding upon the successor employer. The Employer shall ensure that the successor employer shall continue the provisions of this agreement as if it were the original party of the first part. This agreement may not be assigned by the Employee.

9.	Severability

Each paragraph of this agreement shall be and remain separate from and independent of and severable from all and any other paragraphs herein except where otherwise indicated by the context of the agreement. The decision or declaration that one or more of the paragraphs are null and void shall have no effect on the remaining paragraphs of this agreement.

10.	Notice

Any notice required to be given hereunder shall be deemed to have been properly given if delivered personally or sent by pre-paid registered mail as follows:

a.	to the Employee: 22221 Wayside, Mission Viejo, CA 92690

b.	to the Employer: 14 Monarch Bay Plaza, #254, Monarch Beach, CA 92629

and if sent by registered mail shall be deemed to have been received on the 4th business day of uninterrupted postal service following the date of mailing. Either party may change its address for notice at any time, by giving notice to the other party pursuant to the provisions of this agreement.

11.	Interpretation of Agreement

The validity, interpretation, construction and performance of this agreement shall be governed by the Laws of California. This agreement shall be interpreted with all necessary changes in gender and in number as the context may require and shall enure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.

IN WITNESS WHEREOF the parties hereto have caused this agreement to be executed as of the 15th day of May 2014.

/s/ Michael A. Winterhalter	CEO
MICHAEL A. WINTERHALTER	FAIRWIND ENERGY

/s/ Martin Wang
MARTIN WANG

Schedule A – to FWE / Martin Wang employment contract

Mr. Wang’s duties in his employment by FairWind Energy shall include the following:

1.	Represent FWE in all activities in Asia, specifically to

a.	market company products

b.	generate sales leads and potential new projects

c.	close potential sales

d.	provide translation services for all documents including:

i.	sales contracts

ii.	other legal documents

e.	be available to travel with FWE management in Asia

f.	generally manage the business affairs of FWE in Asia

2.	Provide accountability for facets above to the CEO and to the FWE Board of Directors as requested.

3.	Be capable of significant travel and time spent abroad